As filed with the Securities and Exchange Commission on May 24, 2007
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEADOWBROOK INSURANCE GROUP, INC.
(Exact Name of registrant as specified in its charter)

38-2626206	Michigan
(I.R.S. Employer	(State or other jurisdiction of
Identification Number)	incorporation or organization)

26255 American Drive, Southfield, MI 48034-5178 (248) 358-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Costello, Esq.
Senior Vice President, General Counsel and Secretary
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, MI 48034-5178
Telephone: (248) 358-1100
Facsimile: (248) 358-1614
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy E. Kraepel, Esq.
Howard and Howard Attorneys, P.C.
39400 Woodward Avenue, Suite 101
Bloomfield Hills, MI 48304-5151
Telephone: (248) 645-1483
Facsimile: (248) 645-1568

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price per Unit	Aggregate Offering Price	Registration Fee
Primary Offering
Common Stock(3)(5)	(1)	(1)(2)	(1)(2)	(1)
Preferred Stock	(1)	(1)(2)	(1)(2)	(1)
Warrants(6)	(1)	(1)(2)	(1)(2)	(1)
Total Primary Offering			$125,000,000(2)	$3,838
Secondary Offering
Common Stock(3)(5)	2,657,935 shares	$11.43(4)	$30,380,198(4)	$933
Total			$155,380,198	$4,771

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. There are included in the securities being registered under this registration statement such indeterminate number and indeterminate amounts of securities as shall have an aggregate public offering price not to exceed $125,000,000. The securities registered hereunder include such indeterminate number of shares of common stock, preferred stock or warrants of the registrant as may from time to time be issued at indeterminate prices. The securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all securities listed, the table does not specify, by each class, information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities offered by the company hereunder will not exceed $125,000,000.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder also include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $11.43, the average of the high and low prices of the common stock on the New York Stock Exchange on May 22, 2007.
(5)	Also includes an equal number of rights to purchase shares of Registrant’s Series A Preferred Stock, which rights are not (a) separable from the shares of common stock; or (b) presently exercisable.
(6)	Including such indeterminate number of warrants as may, from time to time, be issued at indeterminate prices, representing rights to purchase common stock or preferred stock registered hereunder. Warrants may be sold separately or with common stock or preferred stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2007

PROSPECTUS

[MEADOWBROOK INSURANCE GROUP, INC. LOGO]

Common Stock
Preferred Stock
Warrants

2,657,935 Shares of Common Stock
Offered by Selling Shareholders

We will provide you with more specific terms of these securities in supplements to this prospectus.

We may offer and sell these securities, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering.

In addition, our chairman Merton J. Segal, and certain shareholders of a company that we recently acquired, U.S. Specialty Underwriters, Inc., may sell up to a total of 2,657,935 shares (1,750,000 and 907,935, respectively) of our common stock from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the selling shareholders, we will, among other things, set forth the number of shares of our common stock that such shareholders will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

Our common stock is traded on the New York Stock Exchange under the symbol “MIG.”

Investing in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 3 of this prospectus before investing in our securities.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell common stock, preferred stock or warrants to purchase equity securities in one or more offerings, and the selling shareholders may, from time to time, sell up to 2,657,935 shares of common stock in one or more offerings. We have provided to you in this prospectus a general description of the securities we may offer. Each time we or the selling shareholders sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

As used in this prospectus, “we,” “us,” “our” and “Meadowbrook Insurance Group, Inc.” mean Meadowbrook Insurance Group, Inc. and our subsidiaries, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street NE, Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330 or on the SEC website located at http://www.sec.gov.

Information about us is also available at our website at http://www.meadowbrook.com. However, the information on our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus.

We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of common stock offered by this prospectus have been sold or de-registered:

•	the annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	the proxy statement in connection with the 2007 Annual Meeting of Shareholders;

•	the quarterly report on Form 10-Q for the period ended March 31, 2007;

•	the current reports on Form 8-K filed on April 4, 2007, April 12, 2007, April 18, 2007, May 7, 2007 and May 11, 2007;

•	the description of our common stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus. Make your request by calling or writing to:

Holly Moltane
Director of External Financial Reporting
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 204-8590
hmoltane@meadowbrook.com

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as “will,” “may,” “are expected to,” “is anticipated,” “estimate,” “target,” “forecast,” “plan,” “should,” “projected,” “intends to,” or other similar words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, such as:

•	changes in the business environment in which we operate, including inflation and interest rates;

•	availability, terms and collectibility of reinsurance;

•	changes in taxes, laws and governmental regulations;

•	competitive product and pricing activity;

•	managing growth profitably;

•	catastrophe losses including those from future terrorist activity;

•	the cyclical nature of the property and casualty industry;

•	product demand;

•	claims development and the process of estimating reserves;

•	the ability of our reinsurers to pay reinsurance recoverables owed to us;

•	investment results;

•	changes in the ratings assigned to us by ratings agencies;

•	uncertainty as to reinsurance coverage for terrorist acts; and

•	availability of dividends from our insurance company subsidiaries.

We have described these and other risks under “Risk Factors” in our most recent Annual Report on Form 10-K which is incorporated by reference in this prospectus and may describe other risks in a subsequently filed document that we incorporate by reference in this prospectus or in a prospectus supplement. We have included in this prospectus and in our other filings with the SEC additional risks that may affect our future performance. You should keep in mind these risk factors and other cautionary statements in this prospectus when considering forward-looking statements.

Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale by us of our securities under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale by us of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital and capital expenditures. We may also use the net proceeds to fund acquisitions of businesses. Pending application of the net proceeds, we may initially invest the net proceeds or apply them to reduce short-term indebtedness. If we intend to use the net proceeds of any offering to repay outstanding debt, we will provide details about the debt we intend to repay in a prospectus supplement.

With respect to all shares sold by the selling shareholders, all net proceeds from the sale of the shares of our common stock being offered under this prospectus and any prospectus supplement will go to the selling shareholders. Accordingly, we will not receive any proceeds from sales of these shares.

OVERVIEW OF MEADOWBROOK

General

We are a holding company organized as a Michigan corporation in 1985. We were formerly known as Star Holding Company and in November 1995, upon our acquisition of Meadowbrook, Inc. (“Meadowbrook”), we changed our name. Meadowbrook was founded in 1955 as Meadowbrook Insurance Agency and was subsequently incorporated in Michigan in 1965.

We serve as a holding company for our wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation (which collectively are referred to as the “Insurance Company Subsidiaries”), as well as American Indemnity Insurance Company, Ltd. and Preferred Insurance Company, Ltd. We also serve as a holding company for Meadowbrook, Crest Financial Corporation, and their subsidiaries.

Our principal executive offices are located at 26255 American Drive, Southfield, Michigan 48034-5178 (telephone number: (248) 358-1100).

How We Earn Revenue

Our revenues are derived from two distinct business operations:

•	Specialty risk management operations which generate service fees, net earned premium and investment income; and

•	Agency operations which generate commission income.

Specialty Risk Management Operations

Our specialty risk management operations (also referred to as our program business segment) focus on specialty or niche insurance business in which we provide services and coverages that are tailored to meet the specific requirements of defined client groups and their members. These services include risk management consulting, claims administration and handling, loss control and prevention, and reinsurance placement, along with various types of property and casualty insurance coverage, including workers’ compensation, commercial multiple peril, general liability, commercial auto liability, and inland marine. We provide insurance management services to public entity associations and currently manage public entity pools and other insurance entities which provide insurance coverage for approximately 1,700 participants, including city, county, township and village governments in three states, as well as other diverse industry groups. Our specialty risk management operations generated gross written premiums of $330.9 million, $332.2 million, and $313.5 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Agency Operations

Our company was formed in 1955 as a retail insurance agency. Today, our agency operations (our agency segment) have grown to be one of the largest agencies in Michigan and, with acquisitions, have expanded into California and Florida. Our agency operations produce principally commercial insurance, as well as personal, property, casualty, life and accident and health insurance, with more than 50 unaffiliated insurance carriers from which we earn commission income. Our Michigan-based retail insurance agency operations are consistently ranked as a leading business insurance agency in Michigan and the United States. Our agency operations generated total commissions of $12.3 million, $11.3 million, and $9.8 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Our Operational Structure:

• Program and Product Design • Underwriting • Reinsurance Placement • Policy Administration	• Loss Prevention and Control • Claims Administration and Handling • Litigation Management • Information Technology and Processing	• Accounting Functions • General Management and Oversight of the Program

Our specialty risk management operations and agency operations are entirely supported by our full-service processing capabilities, which provide every function necessary to a risk management organization.

A.M. Best Rating

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). In April 2007, A.M. Best Company upgraded the financial strength rating from B++ (Very Good) to A- (Excellent) for our four insurance company subsidiaries: Star, Savers, Williamsburg and Ameritrust. A.M. Best Ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities.

DESCRIPTION OF MEADOWBROOK INSURANCE GROUP, INC. CAPITAL STOCK

The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by reference to the articles and bylaws of Meadowbrook which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of May 11, 2007, there were 30,513,546 shares of common stock issued and outstanding. We have not issued any shares of preferred stock.

Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock and preferred stock authorized without obtaining the prior approval of the shareholders. Shareholder approval may be required for certain issuances of common stock or preferred stock pursuant to the rules of the New York Stock Exchange.

Preferred Stock

Our board of directors is authorized to issue preferred stock, in one or more series, from time to time, with the voting powers, full or limited, or without voting powers, and with the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the board of directors. The authority of the board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of the class or any series:

•	the number of shares and designation of the series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, at what time and at what price;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any of the shares;

•	whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any the other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Common Stock

Dividend Rights

Subject to any prior rights of any holders of preferred stock then outstanding, the holders of the common stock are entitled to dividends when, as and if declared by our board of directors out of our funds legally available for the payment of dividends. Under Michigan law, dividends may be legally declared or paid only if after the distribution a company can pay its debts as they come due in the usual course of business and the company’s total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

Funds for the payment of dividends are expected to be obtained primarily from dividends of our subsidiaries. We cannot assure you that we will have funds available for dividends, or that if funds are available, that dividends will be declared by our board of directors.

Voting Rights

Subject to the rights, if any, of holders of shares of preferred stock then outstanding, all voting rights are vested in the holders of shares of common stock. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. Our shareholders do not have cumulative voting rights.

Preemptive Rights

Holders of our common stock do not have preemptive rights.

Liquidation Rights

Subject to any rights of any preferred stock then outstanding, holders of common stock would be entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

Certain Charter and Bylaw Provisions

The following provisions of our articles of incorporation may delay, defer, prevent, or make it more difficult for a person to acquire us or to change control of our board of directors, thereby reducing our vulnerability to an unsolicited takeover attempt.

Classification of the Board of Directors

Our articles of incorporation provide for the board of directors to be divided into three classes with staggered terms; each class to be as nearly equal in number as possible. Each director is elected for a three year term. Approximately one-third of the board of directors positions are filled by a shareholder vote each year. Any vacancies in the board of directors, or newly created director positions, may be filled by vote of the directors then in office.

Removal of Directors

Michigan law provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire board of directors with or without cause. Our articles of incorporation provide that a director may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all the shares of the company entitled to vote in the election of directors or without cause by the affirmative vote of the holders of 80% of all the shares of the company entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors

Our articles of incorporation provide that a new director chosen to fill a vacancy on the board of directors will serve for the remainder of the full term of the class in which the vacancy occurred.

Shareholder Action

Our shareholders may require that the board of directors call a special meeting upon the written request of the holders of a majority of all the shares entitled to vote at the meeting. Michigan law permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the company’s principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

Increased Shareholders Vote for Alteration, Amendment or Repeal of Article Provisions

Our articles of incorporation require the affirmative vote of the holders of at least 80% percent of the voting stock of the company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the above-described provisions of our articles of incorporation concerning the election of directors.

Anti-Takeover Provisions

Michigan Fair Price Act.  Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10 percent or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

Control Share Act.  The Michigan Business Corporation Act regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33 1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ right upon all of the corporation’s shareholders except the acquiring person.

Indemnification of Directors and Officers

Our bylaws provide that we will indemnify our present and past directors, officers, and other persons as the board of directors may authorize, to the fullest extent permitted by law. The bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, or while serving as a director or officer, is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and pay or reimburse the reasonable expenses incurred by him or her in connection with the action, suit or proceeding. We have purchased directors’ and officers’ liability insurance for our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitation of Director Liability

The Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. Our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of the director’s fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitation, the following: (1) breach of the director’s duty of loyalty to us or our shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

Shareholder Rights Plan

On September 15, 1999 we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Preferred Stock at a price of $80.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The Rights are not exercisable until the earlier to occur of: (1) 10 business days after the announcement by a person or group (other than Mr. Segal) that they have acquired beneficial ownership of 15% or more of the outstanding shares of common stock; (2) 10 business days following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer which would result in the ownership by a person or group (other than Mr. Segal) of 15% or more of our common stock; or (3) 10 business days following the date on which a majority of our directors informs us of the existence of a person or group described in (1) or (2). Unless extended, the Rights will expire on October 15, 2009.

Upon exercise, each Right entitles the holder to receive a number of common shares equal to the result obtained by (a) multiplying the $80.00 purchase price by (b) the number of one one-hundredths of a preferred share for which a Right is then exercisable; and dividing that product by (c) 50% of the then current market price of our common stock The effect of the triggering of the shareholder rights plan would be to significantly dilute the ownership percentage of any person as described in (1) through (3) above.

We may redeem the Rights at any time prior to the time that an event described in (1) through (3) above occurs at a price of $0.01 per Right.

Dividend Policy

While we have paid dividends in the past, we have not in the past five years paid dividends on our common stock. Our Board of Directors considers whether or a not a dividend will be declared based on a variety of factors, including but not limited to our cashflow, liquidity needs, results of operations and financial condition. As a holding company, we are dependent upon dividends and other permitted payments from our subsidiaries to pay any cash dividend. Our regulated subsidiaries’ ability to pay dividends to us is limited by government regulations.

Transfer Agent and Registrar

LaSalle Bank National Association Corporate Trust Shareholders Services, P.O. Box 3319, South Hackensack, New Jersey, 07606-1919 is the transfer agent and registrar for our common stock. Its telephone number is 1-800-246-5761.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MIG.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock or preferred stock in one or more series. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below. We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We will file forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. The prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only. A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase such number of shares of common stock or preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void. A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent.

If the holder complies with the procedures described above, such holder’s warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After the holder has completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to such holder the common stock or preferred stock that such holder purchased upon exercise. If a holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to such holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

SELLING SHAREHOLDERS

Our chairman Merton J. Segal, and certain shareholders of a company that we recently acquired, U.S. Specialty Underwriters, Inc., may sell up to a total of 2,657,935 shares (1,750,000 and 907,935, respectively) of our common stock from time to time under this prospectus and any prospectus supplement. Information on these selling shareholders is set forth below.

Merton J. Segal.  As a selling stockholder, Mr. Segal may sell up to an aggregate of 1,750,000 shares of our common stock from time to time under this prospectus and any applicable prospectus supplement in one or more offerings. All expenses, other than underwriting discounts and commissions, incurred with the registration of the shares of common stock owned by Mr. Segal will be borne by us.

Mr. Segal is the founder of the Company. Mr. Segal has been a director since 1985 and is chairman of the board of the Company. Mr. Segal is a member of the Finance Committee and the Investment Committee of the board of directors of the Company. In addition, Mr. Segal serves as a director of the following subsidiaries of the Company: Star Insurance Company, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, Ameritrust Insurance Corporation, and Meadowbrook, Inc.

U.S. Specialty Underwriters, Inc.  The 907,935 shares of common stock covered by this prospectus by certain selling shareholders other than Mr. Segal (the “USSU selling shareholders”) were issued in connection with the Company’s recent acquisition of U.S. Specialty Underwriters, Inc., an Arizona corporation (“USSU”) pursuant to an asset purchase agreement with USSU, Evergreen/UNI RW Acquisition Corp., an Ohio corporation, Daniel J. Clark, Joseph E. LoConti, and other shareholders of the companies being acquired. In accordance with the asset purchase agreement, the Company paid to USSU a total of $23.0 million, $13.0 million in cash and the remaining $10.0 million in common stock. The shares issued to USSU represented in the aggregate approximately 3% of the shares of our outstanding common stock. There were no material relationships between us and any of the USSU selling shareholders during the past three years. For more information on the USSU acquisition, please refer to the Company’s current report on Form 8-K filed with the SEC on April 18, 2007.

The USSU selling shareholders may sell up to an aggregate of 907,935 shares of our common stock from time to time under this prospectus and any applicable prospectus supplement in one or more offerings. All expenses (excluding USSU selling shareholders’ expenses of legal counsel in excess of $10,000), other than underwriting discounts and commissions, incurred with the registration of the shares of common stock owned by the USSU selling shareholders will be borne by us.

The prospectus supplement for any offering of our common stock by Mr. Segal or the USSU selling shareholders will include the amount and percentage of the common stock held by them before and after the offering and the number of shares of our common stock offered by them.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of our common stock are traded on the New York Stock Exchange. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

Howard & Howard Attorneys, P.C. will pass on the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated financial statements of Meadowbrook Insurance Group, Inc. as of December 31, 2006 and 2005 and for the years then ended (including schedules for those years) appearing in Meadowbrook Insurance Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Meadowbrook Insurance Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2004 and the financial statement schedules for the year ended December 31, 2004 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission Registration Fee	$4,771
Accounting Fees and Expenses*	$100,000
Legal Fees and Expenses*	$150,000
Transfer Agent and Depositary*	$15,000
Printing*	$115,000
Miscellaneous*	$10,000

Total Expense*	$394,771

*	Estimated for purposes of completing the information required pursuant to this Item 14

Item 15.	Indemnification of Directors and Officers.

The Michigan Business Corporation Act provides that, under certain circumstances, directors, officers, employees and agents of a Michigan corporation may be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits to which they are a party or threatened to be named a party be reason of acting in any of such capacities if such person acted in a manner such person believed in good faith to be in, or not opposed to, the best interest of the corporation. The bylaws of the Company provide for indemnification of officers and directors to the fullest extent permitted by such Michigan law. The Company’s Articles of Incorporation also limit the potential personal monetary liability of the members of the Company’s Board of Directors to the Company or its shareholders for certain breaches of their duty of care or other duties as a director. The Company maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of the Company and of its subsidiaries, and (ii) Company reimbursement insurance that provides for indemnification of the Company and its subsidiaries in those instances where the Company and/or its subsidiaries indemnified its directors and officers.

Item 16.	Exhibits.

Exhibit
No.		Description

1	.1+	Form of Underwriting Agreement for Common Stock
1	.2+	Form of Underwriting Agreement for Preferred Stock
1	.3+	Form of Underwriting Agreement for Warrants
4	.1+	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Common Stock
4	.2+	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Preferred Stock
5.1		Opinion of Howard & Howard Attorneys, P.C. regarding the validity of the securities being registered
23.1		Consent of Ernst & Young LLP
23.2		Consent of PricewaterhouseCoopers LLP
23.3		Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1)
24.1		Powers of attorney

+	To be filed by amendment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(3), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on May 24, 2007.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Robert S. Cubbin
Robert S. Cubbin
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Cubbin Robert S. Cubbin	President, Chief Executive Officer and Director	May 24, 2007

/s/ Karen M. Spaun Karen M. Spaun	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 24, 2007

/s/ Merton J. Segal Merton J. Segal	Director (Chairman)	May 24, 2007

* Joseph S. Dresner	Director	May 24, 2007

* Hugh W. Greenberg	Director	May 24, 2007

* Florine Mark	Director	May 24, 2007

* Robert H. Naftaly	Director	May 24, 2007

* David K. Page	Director	May 24, 2007

Robert W. Sturgis	Director	May 24, 2007

Signature	Title	Date

* Bruce E. Thal	Director	May 24, 2007

* Herbert Tyner	Director	May 24, 2007

*By: /s/ Robert S. Cubbin Robert S. Cubbin, Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

1	.1+	Form of Underwriting Agreement for Common Stock
1	.2+	Form of Underwriting Agreement for Preferred Stock
1	.3+	Form of Underwriting Agreement for Warrants
4	.1+	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Common Stock
4	.2+	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Preferred Stock
5.1		Opinion of Howard & Howard Attorneys, P.C. regarding the validity of the securities being registered
23.1		Consent of Ernst & Young LLP
23.2		Consent of PricewaterhouseCoopers LLP
23.3		Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1)
24.1		Powers of attorney

+	To be filed by amendment.